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                                                                 Exhibit 3.1

                         CERTIFICATE OF INCORPORATION
                                      OF
                             NIAGARA BANCORP, INC


     Article 1. Corporate Title. The name of the Corporation is Niagara Bancorp, Inc (hereinafter referred to as (the "Corporation").

     Article 2. Registered Office. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

     Article 3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     Article 4.  Capital Stock.

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty million (50,000,000) consisting of:

        1. Five million (5,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

        2. Forty-five million (45,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

     B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

     C. 1. Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 5% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of